Exhibit 10.1

SILICON VALLEY BANK
SPECIALTY FINANCE DIVISION

ACCOUNTS RECEIVABLE FINANCING AGREEMENT

          This ACCOUNTS RECEIVABLE FINANCING AGREEMENT (the “Agreement”), dated as of the Effective Date is between Silicon Valley Bank, Specialty Finance Division of (“Bank”), and Timeline, Inc. a Washington corporation (“Borrower”), whose address is 3055 112th Avenue NE, Suite 106, Seattle, WA 98004 and with a FAX number of 425-822-1120.

1.     Definitions.  In this Agreement:

        “Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services,all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

        “Account Debtor” is defined in the California Uniform Commercial Code and shall include any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance.

        “Adjusted Quick Ratio” is a ratio of Quick Assets to Current Liabilities minus Deferred Revenue and Subordinated Debt.

        “Adjustments” are all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

        “Advance” is defined in Section 2.2.

        “Advance Rate” is 80% (or 70% as to uninsured foreign receivables previously approved by Bank), net of deferred revenue and offsets related to each specific Account Debtor, or another percentage as Bank establishes under Section 2.2; provided, however, if Borrower’s Adjusted Quick Ratio is equal to or greater than 1.25 to 1.00, receivables accepted by Bank on any Invoice Transmittal will not be net of deferred revenue and offsets.

        “Applicable Rate” is a rate per annum equal to (A) the greater of (i) 6(%) percent or (ii) 1.50 percentage points above Prime Rate, if Borrower’s Adjusted Quick Ratio is equal to or greater than 1.75 to 1.00; (B) the greater of (i) 7(%) percent, or (ii) 2.50 percentage points above the Prime Rate, if Borrower’s Adjusted Quick Ratio is less than 1.75 to 1.00 but equal to or greater than 1.00 to 1.00; or (C) the greater of (i) 8(%) percent or (ii) 3.50 percentage points above the Prime Rate, if Borrower’s Adjusted Quick Ratio is less than 1.00 to 1.00.

        “Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

        “Code” is the California Uniform Commercial Code.

        “Collateral” is attached as Exhibit “A”.

        “Collateral Handling Fee” is defined in Section 3.5.

        “Collections” are all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables.

        “Compliance Certificate” is attached as Exhibit “B”.

        “Contingent Obligation”is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices;  but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

        “Current Liabilities”are the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

        “Deferred Revenue” is all amounts received in advance of performance under contract and not yet recognized as revenue.

        “Effective Date” is the date in which Bank executes this Agreement.

        “Event of Default” is defined in Section 9.

        “Facility” is an extension of credit by Bank to Borrower in order to finance receivables with an aggregate Account Balance not exceeding the Facility Amount.

        “Facility Amount” is $350,000.

        “Facility Fee” is defined in Section 3.4.

        “Facility Period” is the period beginning on this date and continuing until one (1) year from the Effective Date of this Agreement and from year to year thereafter, unless the period is terminated sooner by Bank with notice to Borrower or by Borrower under Section 3.6.

        “Finance Charges” is defined in Section 3.2.

        “Financed Receivables” are all those accounts, receivables, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, bankers acceptances, and rights to payment, and all proceeds, including their proceeds (collectively “receivables”), which Bank finances and make an Advance.  A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been finally paid.

        “Financed Receivable Balance” is the total outstanding amount, at any time, of any Financed Receivable.

        “Good Faith Deposit” is described in Section 3.9.

        “Guarantor” means any guarantor of the Obligations.

        “Indebtedness”is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

        “Ineligible Receivable” is any accounts receivable:

(A)	that is unpaid (90) calendar days after the invoice date; or
(B)	that is owed by an Account Debtor that has filed, or has had filed against it, any bankruptcy case, assignment for the benefit of creditors, receivership, or Insolvency Proceeding or who has become insolvent (as defined in the United States Bankruptcy Code) or who is generally not paying its debts as they become due; or
(C)	for which there has been any breach of warranty or representation in Section 6 or any breach of any covenant in this Agreement; or
(D)	for which the Account Debtor asserts any discount, allowance, return, dispute, counterclaim, offset, defense, right of recoupment, right of return, warranty claim, or short payment; or

        “Insolvency Proceeding”are proceedings by or against any person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        “Invoice Transmittal” shows accounts receivable which Bank may finance and, for each receivable, includes the Account Debtor’s, name, address, invoice amount, invoice date and invoice number and is signed by Borrower’s authorized representative.

        “Lockbox” is described in Section 6.2.

        “Obligations” are all advances, liabilities, obligations, covenants and duties owing, arising, due or payable by Borrower to Bank now or later under this Agreement or any other document, instrument or agreement, account (including those acquired by assignment) primary or secondary, such as all Advances, Finance Charges, Administrative Fees, interest, fees, expenses, professional fees and attorneys’ fees or other.

        “Person”is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

        “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

        “Quick Assets”is, on any date, the Borrower’s consolidated (excluding Analysts Financials, Ltd (UK)), unrestricted cash, cash equivalents held with or through Bank plus Borrower’s gross accounts receivables (excluding all inter-company receivables).

        “Reconciliation Day” is the last calendar day of each month.

        “Reconciliation Period” is each calendar month.

        “Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Bank (and identified as subordinated by Borrower and Bank).

        “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet (excluding Analysts Financials, Ltd (UK)), including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

2.     Financing of Accounts Receivable.

2.1. Request for Advances.  During the Facility Period, Borrower may offer accounts receivable to Bank, if there is not an Event of Default.  Borrower will deliver an Invoice Transmittal for each accounts receivable it offers.  Bank may rely on information on or with the Invoice Transmittal.

2.2. Acceptance of Accounts Receivable.  Bank is not obligated to finance any accounts receivable.  Bank may approve any Account Debtor’s credit before financing any receivable.  When Bank accepts a receivable, it will pay Borrower the Advance Rate times the face amount of the receivable (the “Advance”).  Bank may, in its discretion, change the percentage of the Advance Rate.  When Bank makes an Advance, the receivable becomes a “Financed Receivable.”  All representations and warranties in Section 6 must be true as of the date of the Invoice Transmittal and of the Advance and no Event of Default exists would occur as a result of the Advance.  The aggregate amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount.

3.  Collections, Finance Charges, Remittances and Fees.  The Obligations shall be subject to the following fees and Finance Charges.  Fees and Finance Charges may, in Bank’s discretion, be charged as an Advance, and shall thereafter accrue fees and Finance Charges as described below.  Bank may, in its discretion, charge fee and Finance Charges to Borrower’s deposit account maintained with Bank.

3.1.  Lockbox Account Collection Services.  Borrower shall establish a lockbox with Bank, pursuant to a blocked account agreement in suchform as the Bank may specify.  Borrower shall, with respect to all Financed Receivables and all other receivables direct that payment thereof be made to said lockbox account, and any and all proceeds of Financed Receivables and all other receivables which may be received by Borrower shall be deposited by Borrower into such lockbox account.  The sums received in such lockbox account relating to Financed Receivables shall be applied as provided in this Agreement.  The sums received in lockbox relating to receivables other than Financed Receivables shall be applied to any outstanding obligations in such order as the Bank shall determine, and any excess will be deposited by Bank in Borrower’s operating account at Bank.  Borrower agrees that it will not commingle payments and proceeds of Financed Receivables or any other receivables with any of Borrower’s other funds or property, but will hold such payments and proceeds separate and apart from such other funds and property and in a express trust for Bank.  Nothing in this Section limits the restrictions on transfers of Collateral set forth elsewhere in this agreement.

3.2.  Finance Charges.  In computing Finance Charges on the Obligations, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations two (2) Business Days after receipt of the Collections.  Borrower will pay a finance charge (the “Finance Charge”) on each Financed Receivable which is the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance for such Financed Receivable.  After an Event of Default, Obligations accrue interest at 5 percent above the Applicable Rate effective immediately before the Event of Default.  The Finance Charge is payable in accordance with Section 4.1 hereof.

3.3. Intentionally Left Blank

3.4. Facility Fee. A fully earned, non-refundable facility fee of $2,800 shall be due upon execution of this Agreement and upon each anniversary date of the Effective Date thereafter.

3.5.  Collateral Handling Fee.  Borrower will pay to Bank a collateral handling fee equal to (A) 0.75% per month of the outstanding Financed Receivable Balance for each Financed Receivable outstanding, if Borrower’s Adjusted Quick Ratio is less than 1.00 to 1.00; or (B) 0.5% per month of the outstanding Financed Receivable Balance for each Financed Receivable outstanding, if Borrower’s Adjusted Quick Ratio is less than 1.75 to 1.00 but equal to or greater than 1.00 to 1.00; or (C) 0.375% per month of the outstanding Financed Receivable Balance for each Financed Receivable outstanding, if Borrower’s Adjusted Quick Ratio is equal to or greater than 1.75 to 1.00 (the “Collateral Handling Fee”).  The Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 4.1 hereof.  After an Event of Default, the Collateral Handling Fee will increase an additional 0.50% effective immediately before the Event of Default.

3.6. “Intentionally Left Blank”

3.7.  Accounting.  After each Reconciliation Period, Bank will provide an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, the Collateral Handling Fee and the Administrative Fee.  If Borrower does not object to the accounting in writing within 30 days it is considered correct.  All Finance Charges and other interest and fees calculated on the basis of a 360-day year and actual days elapsed.

3.8. Deductions. Bank may deduct fees, finance charges and other amounts due from any Advances made or Collections received by Bank.

3.9.  Good Faith Deposit.  Borrower has paid to Bank a Good Faith Deposit of $2,000 to initiate Banks due diligence review process.  Any portion of the deposit not utilized to pay expenses will be applied to the Facility Fee.

3.10.  Account Collection Services.  All Borrowers’ receivables are to be paid to the same address/or party and Borrower and Bank must agree on such address.  If Bank collects all receivables and there is not an Event of Default or an event that with notice or lapse of time will be an Event of Default, within five (5) days of receipt of those collections, Bank will give Borrower, the receivables collections it receives for receivables other than Financed Receivables and/or amount in excess of the amount for which Bank has made an Advance to Borrower, less any amount due to Bank, such as the Finance Charge, Administrative Fee, Collateral Handling Fee and expenses or otherwise.  This Section does not impose any affirmative duty on Bank to do any act other than to turn over amounts.  All receivables and collections are Collateral and if an Event of Default occurs, Bank need not remit collections of Collateral and may apply them to the Obligations.

4.  Repayment of Obligations.

4.1.  Repayment on Maturity.  Borrower will repay each Advance on the earliest of: (a) the date on which payment of the Financed Receivable with respect to which the Advance is made, (b) the date on which the Financed Receivable is no longer an Eligible Account, (c) the date on which any Adjustment is made to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (d) the date on which there is a breach of any warranty or representation set forth in Section 6 or a breach of any covenant in this Agreement, or (e) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Advance and all other amounts then due and payable hereunder.

4.2.  Repayment on Event of Default.  When there is an Event of Default, Borrower will, if Bank demands (or, in an Event of Default under Section 9(B), immediately without notice or demand from Bank) repay all of the Advances.  The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, Administrative Fees, attorneys and professional fees, court costs and expenses, and any other Obligations.

5.  Power of Attorney.  Borrower irrevocably appoints Bank and its successors and assigns it attorney-in-fact and authorizes Bank, regardless of whether there has been an Event of Default, to:

(A)	Sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables:

(B)

Demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses:

(C)	Prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document;

(D)	Notify all Account Debtors to pay Bank directly;

(E)	Receive, open, and dispose of mail addressed to Borrower;

(F)	Endorse Borrower’s name on check or other instruments;

(G)	Execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral; and

(H)	Do all acts and things necessary or expedient.

6.  Representations, Warranties and Covenants.

          6.1.  Representations and Warranties.  Borrower represents and warrants for each Financed Receivable:

(A)	It is the owner with legal right to sell, transfer and assign it;

(B)	The correct amount is on the Invoice Transmittal and is not disputed;

(C)	Payment is not contingent on any obligation or contract and it has fulfilled all its obligations as of the Invoice Transmittal date;

(D)

It is based on an actual sale and delivery of goods and/or services rendered, due to Borrower, it is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances;

(E)	There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

(F)	It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(G)	It has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

(H)	Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

(I)

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

          6.1.1  Additional Representations and Warranties.  Borrower represents and warrants as follows:

(A)

Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified.  The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower’s organizational documents, nor constitute an Event of Default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound.

(B)	Borrower has good title to the Collateral. All inventory is in all material respects of good and marketable quality, free from material defects.

(C)

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations G, T and U of the Federal Reserve Board of Governors).  Borrower has complied with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules.  None of Borrower’s properties or assets has been used by Borrower, to the best of Borrower’s knowledge, by previous persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower has timely filed all required tax returns and paid, or made adequate provision to pay, all taxes.  Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

          6.2.  Affirmative Covenants.  Borrower will do all of the following:

(A)	Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Borrower’s business or operations.

(B)	Give Bank at least 10 days prior written notice of changes to its name, organization, chief executive office or location of records.

(C)	Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment if requested.

(D)	Provide a written report within 10 days, if payment of any Financed Receivable does not occur by its due date and include the reasons for the delay.

(E)	Execute any further instruments and take further action as Bank requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

(F)

Provide to Bank (i) as soon as available, but no later than 30 days following each Reconciliation Period, an aged listing (by invoice date) of accounts receivable and accounts payable; (ii) as soon as available, but no later than 30 days following each Reconciliation Period, a Compliance Certificate, or on a more frequent or other basis if requested by Bank; (iii) as soon as available, but no later than 30 days following each Reconciliation Period, a company prepared consolidated and unconsolidated balance sheet and income statement, prepared under GAAP, consistently applied, covering Borrower’s operations during the period; (iv) as soon as available, but no later than 120 days after the last day of Borrower’s fiscal year (beginning with the fiscal year ending March 31, 2005), audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; and (v) as soon as available, but no later than 30 days following each Reconciliation Period, Borrower’s deferred revenue listing.

(G)	Immediately notify, transfer and deliver to Bank all collections Borrower receives for Financed Receivables.

(H)

Borrower will remit all payment’s for Accounts to the Bank by the close of business on each Friday along with a detailed cash receipts journal and shall immediately notify and direct all of the Borrower’s Account Debtor’s to make all payment’s for Borrower’s Accounts to a lockbox account established with the Bank (“Lockbox”) or to wire transfer payments to a cash collateral account that Bank controls.  It will be considered an immediate Event of Default if the Lockbox is not set-up and operational within 45 days from the date of this Agreement.

(I)	Borrower will allow Bank to audit Borrower’s Collateral, including but not limited to Borrower’s Accounts, at Borrowers expense.

(J)	Borrower will maintain its primary operating and deposit accounts with Bank.

          6.3.  Negative Covenants.  Borrower will not do any of the following without Bank’s prior written consent:

(A)	Assign, transfer, sell or grant, or permit any lien or security interest in the Collateral.

(B)	Convey, sell, lease, transfer or otherwise dispose of the Collateral.

(C)	Create, incur, assume, or be liable for any indebtedness.

(D)

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, or permit any of its subsidiaries to do so.

(E)	Make any investment in any entity including Analysts Financials, Ltd (UK).

7.  Adjustments. If any Account Debtor asserts a discount, allowance, return, offset, defense, warranty claim, or the like (an “Adjustment”) or if Borrower breaches any of the representations, warranties or covenants set forth in Section 6., Borrower will promptly advise Bank.  Borrower will resell any rejected, returned, or recovered personal property for Bank, at Borrower’s expense, and pay proceeds to Bank.  While Borrower has returned goods that are Borrower property, Borrower will segregate and mark them “property of Silicon Valley Bank.”  Bank owns the Financed Receivables and until receipt of payment, has the right to take possession of any rejected, returned, or recovered personal property.

8.  Security Interest.  Borrower grants to Bank a continuing security interest in all presently and later acquired Collateral to secure all Obligations and the performance of each of Borrower’s duties hereunder.  Any security interest will be a first priority security interest in the Collateral.

9.  Events of Default.  Any one or more of the following is an Event of Default.

(A)	Borrower fails to pay any amount owed to Bank when due;

(B)	Borrower files or has filed against it any Insolvency Proceedings or any assignment for the benefit of creditors, or appointment of a receiver or custodian for any of its assets;

(C)	Borrower becomes insolvent or is generally not paying its debts as they become due or is left with unreasonably small capital;

(D)	Any involuntary lien, garnishment, attachment attaches to the Financed Receivables or any Collateral;

(E)	Borrower breaches any covenant, agreement, warranty, or representation is an immediate Event of Default;

(F)

Borrower is in default under any document, instrument or agreement evidencing any debt, obligation or liability in favor of Bank its affiliates or vendors regardless of whether the debt, obligation or liability is direct or indirect, primary or secondary, or fixed or contingent;

(G)	An event of default occurs under any Guaranty of the Obligations or any material provision of any Guaranty is not valid or enforceable or a Guaranty is repudiated or terminated;

(H)	A material default or Event of Default occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination agreement with Bank;

(I)	Any creditor that has signed a subordination agreement with Bank breaches any terms of the subordination agreement; or

(J)

(i) A material impairment in the perfection or priority of the Bank’s security interest in the Collateral; (ii) a material adverse change in the business, operations, or conditions (financial or otherwise) of the Borrower occurs; or (iii) a material impairment of the prospect of repayment of any portion of the Advances occurs.

10. Remedies.

10.1.  Remedies Upon Default.  When an Event of Default occurs, (1) Bank may stop financing receivables or extending credit to Borrower; (2) at Banks option and on demand, all or a portion of the Obligations or, for to an Event of Default described in Section 9(B), automatically and without demand, are due and payable in full; (3) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower; and (4) Bank may exercise all rights and remedies under this Agreement and the law, including those of a secured party under the Code, power of attorney rights in Section 5 for the Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Financed Receivables and Collateral in any commercial manner.  Borrower agrees that any notice of sale required to be given to Borrower is deemed given if at least five days before the sale may be held.

10.2.  Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guaranties held by Bank on which Borrower is liable.

10.3.  Default Rate.  If any amount is not paid when due, the amount bears interest at the Applicable Rate plus five percent until the earlier of (a) payment in good funds or (b) entry of a final judgment when the principal amount of any money judgment will accrue interest at the highest rate allowed by law.

11. Fees, Costs and Expenses.  The Borrower will pay on demand all fees, costs and expenses (including attorneys’ and professionals fees with costs and expenses) that Bank incurs from: (a) preparing, negotiating, administering, and enforcing this Agreement or related agreement, including any amendments, waivers or consents, (b) any litigation or dispute relating to the Financed Receivables, the Collateral, this Agreement or any other agreement, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Financed Receivables or other Collateral, (e) collecting the Financed Receivables and the  Obligations, and (f) any bankruptcy case or insolvency proceeding involving Borrower, any Financed Receivable, the Collateral, any Account Debtor, or any Guarantor.

12.  Choice of Law, Venue and Jury Trial Waiver.  California law governs this Agreement.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

13.  Notices.  Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, by certified mail postage prepaid return receipt requested, or by FAX to the addresses listed at the beginning of this Agreement.  A party may change notice address by written notice to the other party.

14.  General Provisions.

14.1.  Successors and Assigns.  This Agreement binds and is for the benefit of successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent, which may be granted or withheld in Bank’s discretion.  Bank may, without the consent of or notice to Borrower, sell, transfer, or grant participation in any part of Bank’s obligations, rights or benefits under this Agreement.

14.2.  Indemnification.  Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against:  (a) obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) losses or expenses incurred, or paid by Bank from or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

14.3. Time of Essence. Time is of the essence for performance of all obligations in this Agreement.

14.4. Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

14.5.  Amendments in Writing, Integration.  All amendments to this Agreement must be in writing.  This Agreement is the entire agreement about this subject matter and supersedes prior negotiations or agreements.

14.6. Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts and when executed and delivered are one Agreement.

14.7.  Survival.  All covenants, representations and warranties made in this Agreement continue in force while any Financed Receivable amount remains outstanding.  Borrower’s indemnification obligations survive until all statutes of limitations for actions that may be brought against Bank have run.

14.8.  Confidentiality.  Bank will use the same degree of care handling Borrower’s confidential information that it uses for its own confidential information, but may disclose information; (i) to its subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the Agreement, (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with an examination or audit and (v) as it considers appropriate exercising the remedies under this Agreement.  Confidential information does not include information that is either: (a) in the public domain or in Bank’s possession when disclosed, or becomes part of the public domain after disclosure to Bank; or (b) disclosed to

Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

14.9.  Other Agreements.  This Agreement may not adversely affect Banks rights under any other document or agreement.  If there is a conflict between this Agreement and any agreement between Borrower and Bank, Bank may determine in its sole discretion which provision applies.  Borrower acknowledges that any security agreements, liens and/or security interests securing payment of Borrower’s Obligations also secure Borrower’s Obligations under this Agreement and are not adversely affected by this Agreement.  Additionally, (a) any Collateral under other agreements or documents between Borrower and Bank secures Borrowers Obligations under this Agreement and (b) a default by Borrower under this Agreement is a default under agreements between Borrower and Bank.

BORROWER: TIMELINE, INC.

By	/s/ CHARLES R. OSENBAUGH

Title	President

BANK: SILICON VALLEY BANK

By	/s/ PAUL HEIMSTRA

Title	Vice President

Effective Date: September 23, 2004

EXHIBIT A

          The Collateral consists of all of Borrower’s right, title and interest in and to the following whether owned now or hereafter arising and whether the Borrower has rights now or hereafter has rights therein and wherever located:

          All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

          All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

          All contract rights and general intangibles (as such definitions may be amended from time to time according to the Code), now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

          All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (as such definitions may be amended from time to time according to the Code) whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security thereof, as well as all merchandise returned to or reclaimed by Borrower;

          All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments and chattel paper and electronic chattel paper now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

          All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

          All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Exhibit “B”

SILICON VALLEY BANK
SPECIALTY FINANCE DIVISION

Compliance Certificate

I, as authorized officer of Timeline, Inc.  (“Borrower”) certify under the Accounts Receivable Financing Agreement (the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows.

Borrower represents and warrants for each Financed Receivable:

          It is the owner with legal right to sell, transfer and assign it;

          The correct amount is on the Invoice Transmittal and is not disputed;

          Payment is not contingent on any obligation or contract and it has fulfilled all its obligations as of the Invoice Transmittal date;

          It is based on an actual sale and delivery of goods and/or services rendered, due to Borrower, it is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances;

          There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

          It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

          It has not filed or had filed against it proceedings and does not anticipate any filing;

          Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

          No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

          Additionally, Borrower represents and warrants as follows:

          Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified.  The execution, delivery and performance of this Agreement has been duly authorized, and do not conflict with Borrower’s formations documents, nor constitute an Event of Default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound.

          Borrower has good title to the Collateral.  All inventory is in all material respects of good and marketable quality, free from material defects.

          Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations G, T and U of the Federal Reserve Board of Governors).  Borrower has complied with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules.  None of Borrower’s properties or assets has been used by Borrower, to the best of Borrower’s knowledge, by previous persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower has timely filed all required tax returns and paid, or made adequate provision to pay, all taxes.  Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

          All representations and warranties in the Agreement are true and correct in all material respects on this date.

Sincerely,

/s/ CHARLES R. OSENBAUGH

SIGNATURE

President

TITLE

September 14, 2004

DATE